Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Rue Gilt Groupe, Inc. of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Rue Gilt Groupe, Inc. in the Registration Statement and any and all amendments and supplements thereto, including the prospectus contained therein, and to all references to me in connection therewith. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

/s/ Carrie Tharp
Name: Carrie Tharp

Date: November 9, 2021